EXHIBIT 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
egraap@fauquierbank.com

Fauquier Bankshares Announces Second Quarter 2008 Earnings

•	Net income down 26% versus the second quarter of 2007, primarily due to provision for loan losses

•	Net interest margin increased to 4.22% from 4.12% compared to the year ago quarter

•	Loan portfolio increased 5% compared with the second quarter of 2007

WARRENTON, VA, July 31, 2008 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $942,000 for the quarter ended June 30, 2008 as compared with $1,280,000 for the same quarter in 2007, representing a decrease of 26.4%. Earnings per share were $0.26 on a diluted basis for the quarter ended June 30, 2008, as compared with $0.36 per diluted share for the same quarter in 2007.

Results for the second quarter of 2008 were negatively affected by a $714,000 increase to the provision for loan losses in the second quarter of 2008 compared with the second quarter of 2007. In addition, during the second quarter, the bank recorded a loss of $125,000 due to a write-down of its Freddie Mac preferred stock. The bank’s remaining holdings in Freddie Mac preferred stock are valued at approximately $300,000.

For the six months ended June 30, 2008, net income was $1,951,000, or $0.55 per diluted share, compared with $2,452,000, or $0.69 per diluted share for the first six months of 2007, a decrease of 20.4%. The decline in net income for the first six months of 2008 versus the first six months of 2007 was due primarily to the $1,050,000 increase in loan loss provision. Net interest income before the loan loss provision increased by $281,000 for the first half of 2008 compared with the first half of 2007.

Randy K. Ferrell, President and Chief Executive Officer, commented, “Our performance for the quarter was burdened by the increase to our loan loss provision in an effort to address identified credit issues and the impact of economic conditions on borrowers. The housing market downturn and other asset quality issues continue to place negative pressure on the financial industry affecting bank earnings and stock values. While Fauquier Bankshares is not immune to this, we have been proactively taking the appropriate measures relative to any potential exposure, and all other areas of the bank are performing well. We are pleased with the 5% growth in our loan portfolio, given the interest rate environment. We have been realizing positive results from our recent marketing initiatives, as the ending balances of total transaction accounts grew by 8% from June 30, 2007 to June 30, 2008 with NOW deposit accounts increasing by 27% over that same period.”

“Our capital position remains strong,” continued Ferrell. “Fauquier Bankshares continues to be well-capitalized, exceeding the highest level of capitalization requirements set forth by the Federal Depository Insurance Corporation. By exceeding all FDIC capitalization requirements, we can assure our customers that we are a strong and stable community bank.”

Non-performing assets were $3.0 million at June 30, 2008, compared with $1.0 million at June 30, 2007. The non-performing assets-to-loans ratio increased to 0.70% in the second quarter of 2008 compared with 0.25% in the same quarter of 2007. Charge-offs, net of recoveries, for the second quarter of 2008 were $711,000 compared with $231,000 for the same quarter in 2007. “While these numbers indicate the ongoing strain on some community businesses, we are comfortable generating new loans under our prudent approach and believe we are well-positioned to improve our performance as economic growth returns,” commented Ferrell.

Return on average assets was 0.76% and return on average equity was 8.80% for the second quarter of 2008, compared with 1.05% and 12.65%, respectively, for the second quarter of 2007. For the six month period ended June 30, 2008, Fauquier Bankshares’ return on average assets was 0.79% and return on average equity was 9.14%, compared with 1.00% and 12.34%, respectively, for 2007.

Net interest income before the loan loss provision for the second quarter of 2008 increased by 3.0% compared with the same quarter in 2007 primarily resulting from lower interest expense due to the reduced cost of deposits and borrowings. Net interest margin for the second quarter of 2008 was 4.22% compared with 4.12% for the same quarter in 2007.

Assets under management for the Bank’s Wealth Management Services division were $288 million at June 30, 2008, down from $303 million at June 30, 2007. Assets under management continue to be adversely impacted by the decline in the mark to market valuation related to the overall performance of the stock market. Net loans were $425.1 million, an increase of 4.9% compared with the $405.2 at June 30, 2007, and total deposits were $388.2 million, a decline of 5.3% compared with June 30, 2007. Fauquier Bankshares and The Fauquier Bank had combined assets of $503.0 million and total shareholders’ equity of $41.8 million at June 30, 2008.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through eight banking offices throughout Fauquier and Prince William Counties in Virginia. The Fauquier Bank is continuing to move forward with its proposed plans to open two banking offices in Haymarket and Bristow, Virginia, in addition to moving its current Broadview Avenue View Tree Branch to a newly proposed 9,600-square-foot office in Warrenton. These additions are anticipated to occur in late 2009. Fauquier Bankshares’ stock price closed at $15.75 per share on July 30, 2008. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

SOURCE: Fauquier Bankshares, Inc.

	FAUQUIER BANKSHARES, INC.
	SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Quarter Ended,
	Jun. 30, 2008	Mar. 31, 2008	Dec. 31, 2007	Sep. 30, 2007	Jun. 30, 2007
EARNINGS STATEMENT DATA:
Interest income	$7,061	$7,274	$7,730	$7,706	$7,746
Interest expense	2,194	2,584	2,940	3,097	3,044

Net interest income	4,867	4,690	4,790	4,609	4,702
Provision for loan losses	834	456	357	120	120

Net interest income after
provision for loan losses	4,033	4,234	4,433	4,489	4,582
Noninterest income	1,776	1,481	1,589	1,538	1,513
Securities gains (losses)	(125)	88	—	—	—
Noninterest expense	4,395	4,395	4,245	4,283	4,265

Income before income taxes	1,289	1,408	1,777	1,744	1,830
Income taxes	347	399	487	534	550

Net income	$942	$1,009	$1,290	$1,210	$1,280

PER SHARE DATA:
Net income per share, basic	$0.27	$0.29	$0.37	$0.34	$0.36
Net income per share, diluted	$0.26	$0.28	$0.36	$0.34	$0.36
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,531,310	3,515,475	3,507,481	3,513,130	3,515,669
Average diluted shares outstanding	3,563,826	3,551,926	3,551,242	3,558,309	3,587,648
Book value at period end	$11.70	$11.88	$11.82	$11.45	$11.30

BALANCE SHEET DATA:
Total Assets	$503,029	$490,493	$489,896	$486,493	$486,028
Loans, net	425,134	411,972	409,107	406,346	405,209
Investment securities	39,863	38,934	37,377	40,508	38,270
Deposits	388,241	390,107	404,559	398,306	410,151
Transaction Deposits (Demand
Deposit and NOW Accounts)	158,813	152,667	166,251	145,356	147,502
Shareholders’ equity	41,772	42,454	41,828	40,557	40,053

PERFORMANCE RATIOS:
Net interest margin(1)	4.22%	4.15%	4.16%	4.02%	4.12%
Return on average assets	0.76%	0.83%	1.04%	0.99%	1.05%
Return on average equity	8.80%	9.48%	12.30%	11.68%	12.65%
Efficiency ratio(2)	66.64%	69.40%	65.78%	68.93%	68.02%

ASSET QUALITY RATIOS:
Allowance for loan losses	$4,319	$4,196	$4,185	$4,413	$4,407
Allowance for loan losses to period
end loans	1.01%	1.02%	1.02%	1.09%	1.09%
Non-performing assets	$3,012	$2,025	$2,128	$1,382	$1,008
Non-performing assets to period end loans
and other repossessed assets owned	0.70%	0.49%	0.51%	0.34%	0.25%
Net charge-offs	$711	$445	$586	$114	$231
Net charge-offs to average loans	0.17%	0.11%	0.14%	0.03%	0.06%

CAPITAL RATIOS:
Leverage	9.46%	9.61%	9.49%	9.35%	9.26%
Risk Based Capital Ratios:
Tier 1 capital	11.78%	12.13%	11.90%	11.59%	11.71%
Total capital	12.86%	13.32%	12.98%	12.71%	12.85%

	For the Six Month Period Ended,
	Jun. 30, 2008	Jun. 30, 2007
EARNINGS STATEMENT DATA:
Interest income	$14,336	$15,508
Interest expense	4,778	6,231

Net interest income	9,558	9,277
Provision for loan losses	1,290	240

Net interest income after
provision for loan losses	8,268	9,037
Noninterest income	3,256	2,936
Securities gains (losses)	(37)	—
Noninterest expense	8,791	8,454

Income before income taxes	2,696	3,519
Income taxes	745	1,067

Net income	$1,951	$2,452

PER SHARE DATA:
Net income per share, basic	$0.55	$0.70
Net income per share, diluted	$0.55	$0.69
Cash dividends	$0.40	$0.39
Average basic shares outstanding	3,523,392	3,503,359
Average diluted shares outstanding	3,557,875	3,576,053

PERFORMANCE RATIOS:
Net interest margin(1)	4.18%	4.04%
Return on average assets	0.79%	1.00%
Return on average equity	9.14%	12.34%
Efficiency ratio(2)	67.99%	68.60%
Net charge-offs	$1,156	$303
Net charge-offs to average loans	0.28%	0.07%

(1)   Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)   Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.